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                                                                    EXHIBIT 18.1

January 20, 1998

To the Board of Directors
of Altera Corporation

Dear Directors:

     We have audited the consolidated financial statements included in Altera Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 and issued our report thereon dated January 20, 1998. Note 5 to the consolidated financial statements describes a change in the Company's method for recognizing revenue from the time product is shipped to distributors to the time product is shipped from the distributors to the end customers. It should be understood that the preferability of one acceptable method of revenue recognition over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for revenue recognition in conformity with Accounting Principles Board Opinion No. 20.

Yours very truly,

/s/ PRICE WATERHOUSE LLP
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    Price Waterhouse LLP